Exhibit 3.36

CERTIFICATE OF FORMATION

OF

NATIONSTAR SUB2 LLC

The undersigned, desiring to form a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Delaware Code, Chapter 18, does hereby certify as follows:

I.	The name of the limited liability company is Nationstar Sub2 LLC.

II.	The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent for service of process in the State of Delaware at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Nationstar Sub2 LLC as of May 11, 2011.

By:	/s/ Jason Zhou
Name:	Jason Zhou
Title:	Authorized Signatory